Exhibit 99.2
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                                                     Bina Thompson 212-310-3072
                                                      Hope Spiller 212-310-2291



FOR IMMEDIATE RELEASE...

            COLGATE COMPLETES PURCHASE OF EUROPEAN ORAL CARE COMPANY

NEW YORK, NEW YORK, JUNE 1, 2004...Colgate-Palmolive Company (NYSE:CL), world leader in oral care, today announced, as expected, its completion of the purchase of 100% of the outstanding shares of GABA Holding AG for CHF1051 million (US $841million). Included in the assets of the business acquired is $112 million of net cash. The agreement to purchase GABA, a privately-owned European oral care company, was signed and announced in December 2003.

Reuben Mark, Colgate's Chairman and CEO said, "We are excited to move forward on this strategically important, highly complementary business combination. GABA will help further build our world leadership in the highly profitable, fast-growing toothpaste business."

                                     * * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Surface Care, Fabric Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill's Science Diet and Hill's Prescription Diet pet foods. For more information about Colgate's global business, visit the Company's website at WWW.COLGATE.COM.

This press release (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company's filings with the Securities and Exchange Commission (including the information set forth under the caption "Cautionary Statement on Forward-Looking Statements" in the Company's Form 10-K for the year ended December 31, 2003) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company's Investor Relations Department or the Company's website at WWW.COLGATE.COM.